PREFACE: The following Agreement is made between the Parties thereof with the primary objective being to provide Astris Energi Inc. with sufficient capital to uphold its obligations under the final joint venture agreement with CareAction Inc. However, it is realized that, in the event CareAction fails to raise its required financing within a reasonable period of time, Astris will need capital to proceed with the finalization and commercialization of the MC250 generator.

THIS AGREEMENT made on the 22nd day of May 2003.

BETWEEN:

            Astris Energi Inc., of Mississauga, Ontario (hereinafter referred to as "Astris")

            - and -

            First Energy Advisors Inc., of Hamilton, Ontario (hereinafter referred to as "First Energy")

In consideration of First Energy putting forth its best efforts to raise capital for Astris as set forth below, Astris agrees to pay First Energy, its successors or assigns, a fee in the amount of C$5,000 per month plus travel expenses not to exceed C$2,000 per month plus airfare, payable on the 22nd day of each month commencing on May 22nd, 2003. This fee will be increased to C$10,000 per month when the first C$150,000 has been received, and to C$15,000/month when US$l ,000,000 has been received in the aggregate. These payments will continue for six (6) months from the date of this agreement, and can be further extended by mutual consent.

      A) First Energy will invest or cause to be invested not later than 30 June 2003 a minimum of C$150,000 as a private placement exempt from prospectus provisions, to buy Astris common shares at a price equal to the five (5) day closing average preceding the day of the transaction. One warrant with an exercise price ofUS$0.75 and a 3-year term will be attached to each share.

            An option for 200,000 shares at the same five (5) day closing average share price, exercisable for one (I) year, will be granted to First Energy.

      B) First Energy will complete further private placement exempt from prospectus of Astris shares at market price, determined as the five
            (5) day average, to net the Astris treasury US$l ,000,000 on or before 31 August 2003. As compensation to First Energy an additional 300,000 warrants with an exercise price of US$0.75 and a 3-year term will be attached to this share issue.

      C) First Energy will complete further private placement exempt from prospectus of Astris shares at market price, determined as the five
            (5) day average, to net the Astris treasury US$l,000,000 on or before 31 October 2003. As compensation to First Energy an additional 300,000 warrants with an exercise price of US$1.00 and a 3-year term will be attached to this share issue.

      D) First Energy will complete further private placement exempt from prospectus of Astris shares at market price, detennined as the five
            (5) day average, to net the Astris treasury an additional US$3,000,000 on or before 30 December 2003. As compensation to First Energy an additional 400,000 warrants with an exercise price of US$1.25 and a 3-year term will be attached to this share Issue.

Additional warrants attached to shares issued in private placements to investors under B, C, or D will be negotiable but the exercise price of the warrant will be no less than 1.5 times the share issue price and the term not longer than three (3) years.

Astris agrees to engage First Energy to assist in financial and business matters. Either party may, in its sole discretion, terminate this contract upon sixty (60) days written notice to the other. Upon such termination, neither party shall be further obligated hereunder nor will either party have any further liability to the other.

IN WITNESS THEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ASTRIS ENERGI INC.                    FIRST ENERGY ADVISORS INC.




__/s/ Jiri K. Nor_________________    /s/ Arthur Laudenslager____________
Jiri K. Nor                           Arthur Laudenslager, Vice President